Chrysler Financial	Distribution Date:	08-Oct-04
DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)		Page 1 of 2

Payment Determination Statement Number	3
Distribution Date	08-Oct-04

Dates Covered	From and Including	To and Including
Collections Period	01-Sep-04	30-Sep-04
Accrual Period	08-Sep-04	07-Oct-04
30/360 Days	30
Actual/360 Days	30

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	86,896	1,501,524,392.23
Collections of Installment Principal		29,039,236.09
Collections Attributable to Full Payoffs		22,460,172.45
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		173,203.36

Pool Balance — End of Period	85,151	1,449,851,780.33

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	1,591,599,286.14
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	91.09%
Ending O/C Amount	100,864,157.53
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	107.48%
Cumulative Net Losses	137,996.61
Net Loss Ratio (3 mo. Weighted Avg.)	0.05410%
Cumulative Recovery Ratio	38.44%
60+ Days Delinquency Amount	2,739,358.68
Delinquency Ratio (3 mo. Weighted Avg.)	0.08120%
Weighted Average APR	6.129%
Weighted Average Remaining Term (months)	50.88
Weighted Average Seasoning (months)	11.70

Chrysler Financial	Distribution Date:	08-Oct-04
DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)		Page 2 of 2

Cash Sources
Collections of Installment Principal	29,039,236.09
Collections Attributable to Full Payoffs	22,460,172.45
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	69,984.82	Pool Balance	1,449,851,780.33
Collections of Interest	7,668,500.70	Yield Supplement O/C Amount	(58,884,832.92)

Investment Earnings	50,554.19	Adjusted Pool Balance	1,390,966,947.41
Reserve Account	3,750,000.00

Total Sources	63,038,448.25	Total Securities	1,348,987,622.80

		Adjusted O/C Amount	41,979,324.61
Cash Uses
Servicer Fee	1,251,270.33	Target Overcollateralization Amount	69,548,347.37
A Note Interest	3,133,867.92
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	145,875.00
Reserve Fund	3,750,000.00	O/C Release	0.00
Regular Principal Distribution Amount	54,757,435.00
Distribution to Certificateholders	0.00

Total Cash Uses	63,038,448.25

Administrative Payment
Total Principal and Interest Sources	63,038,448.25
Investment Earnings in Trust Account	(50,554.19)
Daily Collections Remitted	(59,328,393.95)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(1,251,270.33)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(1,341,770.22)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Class A-1 380,000,000 @ 1.72%	283,745,057.80	228,987,622.80	54,757,435.00	144.0985132	406,701.25	1.0702664	380000000
Class A-2 427,000,000 @ 2.48%	375,000,000.00	375,000,000.00	0.00	0.0000000	775,000.00	2.0666667	375000000
Class A-3 366,000,000 @ 3.18%	480,000,000.00	480,000,000.00	0.00	0.0000000	1,272,000.00	2.6500000	480000000
Class A-4 282,000,000 @ 3.71%	220,000,000.00	220,000,000.00	0.00	0.0000000	680,166.67	3.0916667	220000000
Class B 45,000,000 @ 3.89%	45,000,000.00	45,000,000.00	0.00	0.0000000	145,875.00	3.2416667	45000000

Total Notes	1,403,745,057.80	1,348,987,622.80	54,757,435.00		3,279,742.92		1,500,000,000.00

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period	30